International Gemological Institute

Scientific Laboratory for Identification and Grading of Diamonds and Colored Stones

IGI

551 Fifth Avenue
New York, New York 10176
Tel. (212) 753-7100
Fax: (212) 753-7759
www.igionline.com

8/18/22

Re: Certification of Expert Opinion re: LUXUS Argyle LLC, Series Golden Dahlia 02

We consent to the use in the Offering Statement, as it may be amended, and communication materials of our expert opinion regarding the characteristics and evaluation of the underlying asset of Series Golden Dahlia 02 of Luxus Argyle LLC.

If you have any questions or comments.

Best.

Scott F

Scott Friedman
Director, Master Gemologist Appraiser